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                                                                    Exhibit 10.1

                                                                  March 14, 2003

Alan F. McIlroy
9668 Preserve Place
Centerville, OH  45458

Dear Alan:

This letter (this "Letter Agreement") will acknowledge our agreement and understanding with respect to certain modifications to the terms of your employment.

The Employment Agreement effective as of June 16, 2000, and amended by a letter agreement dated May 13, 2002 (collectively, the "Employment Agreement") by and between you and Dayton Superior Corporation (the "Company", "we", "us") contains certain provisions regarding the termination of your employment from the Company and your severance payments. We hereby agree to modify those terms as follows:

1. The provisions of your Employment Agreement shall remain in effect except to the extent modified by this Letter Agreement. To the extent that there is any inconsistency between this Letter Agreement and the Employment Agreement, this Letter Agreement shall apply.

2. The capitalized terms in this Letter Agreement shall have the same meaning as the defined terms in the Employment Agreement, unless otherwise specifically indicated in this Letter Agreement.

3. Except as provided otherwise in this Letter Agreement, you shall remain employed by the Company in your current position until the Company's CEO informs you that your services are no longer needed as of a particular date, in which case your employment will terminate on that particular date (your "Termination Date"). If you resign from or otherwise terminate your employment with the Company prior to the Termination Date, you will not be entitled to any severance benefits, bonus payments or Additional Severance Amounts as described in this Letter Agreement.

4. During the remainder of the term of your employment with the Company, you will exercise the same degree of care and diligence in performing your job with the Company as you have prior to signing this Letter Agreement. The Company shall retain the right to terminate you for Cause as set forth in the Employment Agreement. If you are terminated for Cause, you shall not be entitled to any severance benefits.

5. The "Severance Period" shall be the time from the Termination Date until 24 months after that date. Provided that you comply with the terms of this Letter Agreement, during the

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Alan F. McIlroy
March 14, 2003
Page 2

Severance Period you will receive continued payment of your Annual Base Salary in effect on the Termination Date (your "Severance Pay") in accordance with the Company's regular payroll practice. We will also continue for the Severance Period your car allowance in effect on the Termination Date and the coverage currently available under the Company medical and dental plans (or, if the Company amends, replaces or terminates any such plans or programs following your Termination Date, the Company medical and dental plans provided to employees similarly situated to you), as if you were an active employee during such time, subject to standard employee contributions by you as are required under such plans, and further subject to your election of "COBRA" continuation coverage during this period. All post-employment coverage under such plans shall be provided prior to the start of COBRA continuation coverage required by federal (and where applicable state) law. Your medical and dental coverage under these plans shall cease when you become eligible for coverage under another employer's plans during the Severance Period. Your car allowance shall cease if you begin employment with another employer during the Severance Period. If you obtain employment with another company during the Severance Period, you shall immediately notify us. Other than your Severance Pay, and other benefits expressly described as continuing in this Letter Agreement, all benefits described in the Employment Agreement shall cease upon the start of your employment with another employer. If you perform work as a consultant during the Severance Period, you will be deemed to have accepted employment with another employer if you earn more than $100,000 as a consultant in any 12 month period.

6. As an additional amount for your severance pay, on July 15, 2003, or two weeks after your Termination Date, whichever is later, the Company will pay you $207,000 (the "Additional Severance Amount") from which all required government withholdings will be made. You agree that on the date that you receive the Additional Severance Amount, you will pay a minimum of 54% of the Additional Severance Amount to the Company to reduce the amount of your outstanding loans with the Company. You also agree that if you fail to make this payment to reduce the amount of your loans with the Company, the Company may cease making Severance Payments to you as provided in paragraph 5 of this Letter Agreement.

7. Unless you are terminated for Cause, you shall be entitled to a bonus for 2003 in the amount of $45,000, prorated by days for your time with the Company in calendar year 2003. You will not be entitled to any other bonus for your work with the Company in 2003 under the Company's executive annual bonus plan or any other plan. This bonus payment will be made to you within two weeks after your Termination Date.

8. You agree to waive your rights to all stock options you have or have had with the Company, whether vested or not, and whether incentive stock options, non-qualified stock options, roll-over stock options, or any other form of stock option. You agree that as of the

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Alan F. McIlroy
March 14, 2003
Page 3

date of this Letter Agreement, you no longer possess any right to any such options, or any right to receive any such options.

9. On the Termination Date, you will return all Company property to the Company, as well as all information set forth in paragraph 10 of the June 16, 2000 Employment Agreement.

10. In the event of your Death or Disability during the remaining term of your employment, the Death and Disability provisions contained in your Employment Agreement shall remain in effect. You shall not be entitled to Death or Disability benefits after the Termination Date.

11. As further consideration for the execution of this Letter Agreement, the Company will pay to a qualified executive outplacement vender of its choice, reasonable and customary fees and expenses for outplacement services for you for a maximum of one year (or until you obtain new employment, whichever comes sooner), provided that those expenses are approved by the Company's CEO in advance.

12. We agree that the noncompetition provisions contained in Section 9 of the June 16, 2000 Employment Agreement shall remain in full force and effect, and the parties agree that the duration of the non-competition period shall be two years from the Termination Date.

13. You agree that this Letter Agreement and the terms thereof and all negotiations and discussions resulting in or relating to this Letter Agreement shall remain strictly confidential and shall not be disclosed by you or your counsel to any other person or entity, including without limitation, the media, and current or former employees of the Company, except (1) to your immediate family members, (2) as needed to comply with federal, state, and local tax laws, and (3) as required by subpoena or other legal process after notice to the Company. It shall not be a violation of this paragraph 13 for you to disclose to recruiters or prospective employers that you have a severance agreement with the Company as long as the specific details are not disclosed.

14. In exchange for the payments promised in this Letter Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, with the exception of any rights you may have under the Company's D&O policies, you hereby RELEASE, REMISE AND FOREVER DISCHARGE the Company, its subsidiaries, divisions, affiliated companies, predecessors, successors and assigns, as well as its shareholders, directors, officers, administrators, agents, and employees, personally and in their respective capacities, and any other person or entity representing or succeeding to any such person or entity, from any and all claims, demands, rights, charges, grievances, actions, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether legal or

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Alan F. McIlroy
March 14, 2003
Page 4

equitable, whether in tort or in contract, whether known or unknown to you, which you may now have against them, either individually, jointly, or severally, before any municipal, state or federal court or governmental or administrative agency, based upon acts which have occurred from the beginning of time to the date of this Letter Agreement, and especially from any and all claims, demands, or causes of action arising out of, either directly or indirectly, your employment by or separation from the Company, including, but not limited to, any rights or causes of action you may have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., the Americans with Disability Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Sections 1001 et seq., the Rehabilitation Act of 1973, 29 U.S.C. Sections 701 et seq., the Reconstruction Era Civil Rights Act as amended, 42 U.S.C. Sections 1981 et seq. and Ohio Revised Code Sections 4112.01, et seq., the "Ohio Whistleblower Statute" Sections 4113.52 et seq., and common law tort, including any claim for or right to attorney's fees, costs and expenses thereunder.

15. You represent and warrant that you have not heretofore assigned or transferred any of the claims, demands, charges and causes of action released and discharged by this Letter Agreement. You agree to indemnify and hold the Company harmless from any damages of expenses, including attorney's fees, that it may incur as a result of any breach of the foregoing representation and warranty.

16. This Letter Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties to this Letter Agreement.

17. No failure by any party to insist upon strict compliance with any term of this Letter Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Letter Agreement shall affect, or constitute a waiver of, any party's right to demand strict compliance with all provisions of this Letter Agreement.

18. It is the intention of the parties to this Letter Agreement that all questions concerning the intention, validity, or meaning of this Letter Agreement shall be construed and resolved according to the laws of the State of Ohio.

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Alan F. McIlroy
March 14, 2003
Page 5

19. If and to the extent that any of the parties breach part or all of any provision of this Letter Agreement, such alleged breach shall not affect the remaining provisions of this Letter Agreement, which shall remain in full force and effect. Similarly, if, and to the extent that, any court of competent jurisdiction holds that part or all of any provision of this Letter Agreement is invalid, such invalidity shall not affect the balance of that provision or the remaining provisions of this Letter Agreement, which shall remain in full force and effect.

20. You acknowledge that you have specifically waived any and all rights under 29 U.S.C. Section 621 et seq. and all provisions of the Older Worker Benefit Protection Act have been complied with, including that this Letter Agreement has been explained to you. You acknowledge that you have been advised in writing to consult with your attorneys regarding whether you wish to execute this Letter Agreement. You further acknowledge that you have consulted with your attorneys regarding the meaning of this Letter Agreement; that you have been given a period of twenty-one (21) days within which to consider this Letter Agreement; and that you hereby voluntarily and knowingly waive such twenty-one
(21) day period. You understand that you may revoke this Letter Agreement within seven (7) days from the date on which you sign it by giving hand-delivered written notice of such revocation to the Company within such seven (7) day revocation period. This Letter Agreement shall not be effective for seven (7) days after the date on which you sign it, but unless so revoked shall automatically become effective. Finally, you acknowledge that this Letter Agreement has been voluntarily entered into by you and shall be binding on your guardians, heirs, assigns, executors, administrators, and other personal representatives.

In consideration of the foregoing agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company agree to the foregoing terms and conditions set forth in this Letter Agreement. Please indicate your agreement with and acceptance of the terms and conditions set forth in this letter by signing below and returning a copy of this letter to us as your earliest convenience. If you have any questions, please feel free to call Peter Hardin-Levine at 216.861.7909.

Very truly yours,

Dayton Superior Corporation

By: /s/ John A. Ciccarelli
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    John A. Ciccarelli
    Chairman of the Board

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Alan F. McIlroy
March 14, 2003
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By: /s/ Stephen R. Morrey
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    Stephen R. Morrey
    President and Chief Executive Officer

Agreed and accepted:

    /s/ Alan F. McIlroy
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Alan F. McIlroy

Residence Address:  9668 Preserve Place
                    Centerville, OH  45458